UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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JMP Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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600 Montgomery Street, Suite 1100

San Francisco, CA 94111

April 25, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of JMP Group Inc. which will be held on Monday, June 9, 2008, at 11:00 a.m. Pacific time. The meeting will take place at our corporate headquarters at 600 Montgomery Street, Suite 1100, San Francisco, CA 94111. At the meeting, we will:

1.	Elect seven directors to serve until our subsequent Annual Meeting.

2.	Ratify the appointment of PricewaterhouseCoopers LLP by the Audit Committee of the Board of Directors as JMP Group Inc.’s independent registered public accounting firm for fiscal year 2008.

3.	Conduct any other business that properly comes before the meeting and any postponements or adjournments of the meeting.

All holders of record of common stock of JMP Group Inc. as of April 22, 2008 will be entitled to vote at our 2008 Annual Meeting of Stockholders.

Your vote is very important to us and your shares should be represented and voted, whether or not you plan to personally attend the Annual Meeting. To ensure that your vote is counted at the meeting, please mark, sign, date and return the enclosed proxy card as promptly as possible in the envelope provided. Stockholders attending the meeting may vote in person even if they have previously returned proxy cards.

Sincerely,

Joseph A. Jolson

Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

PLEASE PROMPTLY SUBMIT YOUR PROXY BY INTERNET OR MAIL.

JMP Group Inc.

600 Montgomery Street, Suite 1100

San Francisco, CA 94111

NOTICE OF THE 2008 ANNUAL MEETING OF STOCKHOLDERS

Time & Date:	11:00 a.m. Pacific time June 9, 2008

Location:	600 Montgomery Street, Suite 1100 San Francisco, CA 94111

Items of Business:	1.	Elect seven directors to serve until our subsequent Annual Meeting.

2.	Ratify the appointment of PricewaterhouseCoopers LLP as JMP Group Inc.’s independent registered public accounting firm for fiscal year 2008.

3.	Conduct any other business that properly comes before the meeting and any postponements or adjournments of the meeting.

Who Can Vote:	Stockholders at the close of business on April 22, 2008.

How You Can Vote:	You may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope. If you are receiving these proxy materials electronically, the accompanying e-mail message contains instructions for voting.

Who May Attend:	Only persons with evidence of stock ownership or who are guests of the Company may attend the Annual Meeting. Photo identification will be required (a drivers license or passport is preferred). If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement confirming that you were the beneficial owner of those shares on April 22, 2008. If you do not have proof that you own shares, you will not be admitted to the Annual Meeting.

Inspection of List of Stockholders of Record:	A list of the stockholders of record as of April 22, 2008 will be available for inspection during ordinary business hours at the office of our Chief Legal Officer and Secretary, 600 Montgomery Street, Suite 1100, San Francisco, California 94111, from May 29, 2008 to June 8, 2008, as well as at the Annual Meeting.

Additional Information:	Additional information regarding the matters to be acted on at the Annual Meeting is included in the accompanying Proxy Statement.

By Order of the Board of Directors,

Janet L. Tarkoff

Chief Legal Officer and Secretary

April 25, 2008

JMP Group Inc.

600 Montgomery Street, Suite 1100

San Francisco, CA 94111

PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 9, 2008

INTRODUCTION

This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of JMP Group Inc., a Delaware corporation (which we refer to as “JMP,” the “Company,” “we,” “our” or “us” and includes, as applicable, our predecessor limited liability company), to be used at our 2008 Annual Meeting of Stockholders on Monday, June 9, 2008, at 11:00 a.m. Pacific time, and at any adjournments or postponements of the Annual Meeting.

The approximate date on which a copy of our 2007 Annual Report, this Proxy Statement and the accompanying proxy card are first being mailed to stockholders is May 6, 2008.

QUESTIONS AND ANSWERS

What is the purpose of the Annual Meeting?

You are invited to attend the Annual Meeting to consider and vote on the following proposals:

1.	Elect seven directors to serve until our subsequent Annual Meeting.

2.	Ratify the appointment of PricewaterhouseCoopers LLP by the Audit Committee of the Board of Directors as JMP Group Inc.’s independent registered public accounting firm for fiscal year 2008.

3.	Conduct any other business that properly comes before the meeting and any postponements or adjournments of the meeting.

Who is entitled to vote at the Annual Meeting?

The close of business on April 22, 2008 has been fixed as the record date for determining the holders of shares of our common stock, par value $0.001 per share, entitled to notice of and to vote at the Annual Meeting. Only stockholders of record at the close of business on that date are entitled to attend and vote at the Annual Meeting. The only class of stock that is currently outstanding and that can be voted at the Annual Meeting is our common stock. Each outstanding share of common stock is entitled to one vote on each matter that comes before the Annual Meeting, and a majority of shares will constitute a quorum at the Annual Meeting. We do not have cumulative voting, and there are no appraisal or dissenters’ rights associated with any of the matters we have scheduled for a vote at the Annual Meeting. Withheld votes, abstentions and “broker non-votes” are treated as present for quorum purposes.

At the close of business on the record date, there were 20,465,975 shares of our common stock outstanding held by 112 stockholders of record. Those shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

How do I vote?

You may vote by ballot in person at the Annual Meeting. Alternatively, you may vote by using any of the following methods:

•

By the Internet—If you have elected to received these materials electronically you may use the Internet to vote at anytime until 11:59 p.m., New York City time, on June 8, 2008 by going to www.proxyvote.com. When voting by Internet, please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available, and follow simple instructions to obtain your records and create an electronic ballot. If you do not have a U.S. Social Security Number or Tax Identification Number, please leave that item blank.

•

By Mail—You may vote by completing, signing and dating the proxy card and returning it in the provided postage-paid envelope. If you are a stockholder of record, and the postage-paid envelope is missing, please mail your completed proxy card to JMP Group Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends that you vote:

•	FOR Proposal 1—the election of each of the seven director nominees.

•

FOR Proposal 2—the ratification of the appointment by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as JMP Group Inc.’s independent registered public accounting firm for fiscal year 2008.

What if I do not specify how my shares are to be voted?

If no instruction is given with respect to any or all proposals to be acted upon at the Annual Meeting, your proxy will be voted “FOR” the election of all of the nominees named in this proxy statement and “FOR” Proposal 2, as applicable.

At present we do not expect any other matter to be considered at the Annual Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting, but if any other matters are properly brought before the Annual Meeting for action, it is intended that the shares of our common stock represented by proxies will be voted by the persons named as proxies on the proxy card in accordance with their discretion on such matters.

How can I attend the Annual Meeting in person?

All stockholders must bring an acceptable form of identification, such as a driver’s license or a passport, in order to attend our Annual Meeting in person.

If your shares are held beneficially in “street name” and you plan to attend the Annual Meeting, you will need to obtain and present a copy of your brokerage account statement (which you can obtain from your broker) reflecting your ownership of our common stock as of April 22, 2008 to be admitted to the Annual Meeting.

Please note: No cameras, recording equipment or other electronic devices will be permitted at the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, the American Stock Transfer & Trust Co., you are considered, with respect to those shares, the “stockholder of record.” The Notice of Annual Meeting, this proxy statement and our 2007 Annual Report have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice of Annual Meeting, this proxy statement and our 2007 Annual Report have been forwarded (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

Can I change my vote after I submit my proxy card?

Yes. You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	signing and returning another proxy card with a later date; or

•	giving written notice of revocation to our Secretary prior to or at the Annual Meeting; or

•	attending and voting at the Annual Meeting.

Your attendance at the Annual Meeting will not have the effect of revoking your properly executed proxy unless you follow one of the revocation procedures referenced above. Any written notice revoking a proxy should be sent to our Secretary at 600 Montgomery Street, Suite 1100, San Francisco, CA 94111 and must be received before voting is closed at the Annual Meeting.

What are “broker non-votes”?

“Broker non-votes” are shares as to which a broker or nominee does not vote, or has indicated that it does not have discretionary authority to vote. Under the rules of the New York Stock Exchange (NYSE), brokers (other than our broker-dealer subsidiary, JMP Securities LLC) that have not received voting instructions from their customers 10 days prior to the meeting date may vote their customers’ shares in the brokers’ discretion on the proposals regarding the election of directors and the ratification of the appointment of our independent registered public accounting firm because these are “discretionary” matters under NYSE rules. Because JMP Securities LLC is affiliated with JMP Group Inc., NYSE policy specifies that, if JMP Securities LLC does not receive voting instructions regarding shares held by it in “street name” for its customers, it may vote these shares on these discretionary proposals only in the same proportion as all other shares of record are voted with respect to each such proposal.

How many votes are required to approve the proposals?

The required votes to approve each proposal are as follows:

•

Proposal 1—a plurality of the votes cast is required for the election of directors. This means that the seven director nominees receiving the greatest number of “FOR” votes will be elected to the Board of Directors. You may vote “FOR” or “WITHHOLD” with respect to the election of directors. Only votes “FOR” are counted in determining whether a plurality has been cast in favor of a director. Broker non-votes and withheld votes are not counted for purposes of the election of directors.

•

Proposal 2—the affirmative vote of a majority of the shares present or represented at the Annual Meeting is required for the ratification of the appointment of our independent registered public accounting firm for fiscal year 2008. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the ratification of the appointment of our independent registered public accounting firm. Broker non-votes and abstentions will have no effect on the outcome of the vote for Proposal 2.

Who will count the votes?

We have retained Broadridge Financial Solutions to receive and tabulate the votes in connection with our Annual Meeting. We have also retained through Broadridge Financial Solutions an independent election inspector that will certify the election results and perform any other acts required by the Delaware General Corporation Law.

What is a quorum, and how is it determined?

For business to be properly conducted and the vote of stockholders to be valid at the Annual Meeting, a quorum must be present. The presence, in person or by proxy, of the holders of a majority of shares of our common stock issued and outstanding as of the record date is necessary to constitute a quorum at the Annual Meeting. Shares represented at the Annual Meeting in person or by proxy but not voted will nevertheless be counted for purposes of determining the presence of a quorum. Accordingly, abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Who pays for the cost of this proxy solicitation?

This proxy solicitation by our Board of Directors will be conducted by mail, and we will bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding such materials to beneficial owners of our common stock. We may conduct further solicitation personally, telephonically, by facsimile or by electronic or other means of communication through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

Where can I find more information?

A copy of our 2007 Annual Report is enclosed with this Proxy Statement. In addition, we are required to file annual, quarterly and current reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, or SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

In addition, we maintain a public website at http://www.jmpg.com and make available free of charge through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and Forms 3, 4 and 5 filed on behalf of directors and executive officers and any amendments to those reports filed or furnished pursuant to the Securities Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Also posted on our website are charters for our Board of Directors’ Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, as well as our Corporate Governance Guidelines, our Code of Business Conduct and Ethics governing our directors, officers and employees and other related materials. The information on our website is not part of this Proxy Statement.

If you have any further questions about voting your shares or attending the Annual Meeting, please contact Andrew Palmer, Director of Investor Relations at 415-835-8978 and apalmer@jmpg.com.

PROPOSAL 1

ELECTION OF DIRECTORS

Composition of the Board

Our Board of Directors presently consists of seven members: Joseph A. Jolson, our Chairman and Chief Executive Officer, Craig R. Johnson, Mark L. Lehmann, Carter D. Mack, Peter T. Paul, Edward J. Sebastian and Glenn H. Tongue. All of our directors are elected annually for a term expiring at the Annual Meeting of Stockholders in the following year. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal. If any director listed in this proxy does not stand for re-election, his successor or replacement, and any directors appointed after the record date to fill vacancies created by resignations or by an increase in the number of directors, will stand for re-election at our next annual meeting of stockholders in 2009. We anticipate adding or requesting the resignation of an existing director or directors prior to May 10, 2008 to comply with the rules of the NYSE requiring a majority of independent directors by the first anniversary of our initial public offering.

Independence of Non-Employee Directors

Our Board of Directors and Corporate Governance and Nominating Committee has analyzed the independence of each nominee for the Board of Directors and has determined that each of Messrs. Paul, Sebastian and Tongue is “independent,” as defined in Section 303A of the New York Stock Exchange Listed Company Manual and within the meaning of our director independence standards (detailed below). In addition, our Board of Directors and its Corporate Governance and Nominating Committee has determined that as of May 10, 2008, each member of the Audit Committee shall be “independent” under the SEC’s audit committee independence standards and that each independent member of our Compensation Committee shall be an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

To be considered “independent,” a director must be determined, by resolution of our Board of Directors as a whole, after due deliberation, to have no material relationship with the Company other than as a director. In each case, our Board of Directors shall broadly consider all relevant facts and circumstances and shall apply the following standards:

1.	a director who is an employee, or whose immediate family member is an executive officer, of the Company or any of its subsidiaries is not “independent” until three years after the end of such employment relationship;

2.	a director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she ceases to receive more than $100,000 per year in such compensation;

3.	a director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company or any of its subsidiaries is not “independent” until three years after the end of the affiliation or the employment or auditing relationship;

4.	a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s or any of its subsidiaries’ present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship;

5.

a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company (which does not include charitable entities) that makes payments to, or receives payments from, the Company or any of its subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1.0 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold; and

6.	any director that has a material relationship with the Company shall not be independent. Any relationship not required to be disclosed pursuant to Item 404 of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be presumptively not material. For relationships not covered by the preceding sentence, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the Board of Directors. We would disclose in the next proxy statement the basis for any Board of Directors determination that a relationship is immaterial despite the fact that it does not meet the categorical standards of immateriality set forth above.

In addition to the categorical standards discussed above, our Corporate Governance and Nominating Committee and the Board of Directors considered certain applicable relationships between each independent director and us, and in particular the following types of relationships: (i) brokerage, investment banking and investment management relationships between us and any independent director, their family members and entities any of them are affiliated with or in which they are significantly invested, (ii) relationships between us and any third-party vendor that is affiliated with any independent director or any of their family members or in which any of them are significantly invested and (iii) relationships with PricewaterhouseCoopers LLP, our independent registered public accounting firm.

In making its independence determination regarding Mr. Paul, the Board of Directors considered certain transactions, relationships and arrangements, including, among other things, Mr. Paul’s status as non-executive Chairman of, and investor in, JMP Realty Trust, Inc., a private real estate investment trust in which the Company has an approximately 50% ownership interest and for which an affiliate of the Company serves as external investment manager, as well as investments in other funds managed by such affiliate. The transactions, relationships and arrangements were considered to be within the applicable categorical independence standards discussed above.

In making its independence determination regarding Mr. Sebastian, the Board of Directors considered certain transactions, relationships and arrangements, including Mr. Sebastian’s investment in certain investment funds managed by an affiliate of the Company. The transactions, relationships and arrangements were considered to be within the applicable categorical independence standards discussed above.

In making its independence determination regarding Mr. Tongue, the Board of Directors considered certain transactions, relationships and arrangements, including, among other things, the existence of a brokerage relationship with an entity affiliated with Mr. Tongue. The transactions, relationships and arrangements were considered to be within the applicable categorical independence standards discussed above.

Selection of Directors

Stockholder Recommendation and Nominations for Membership on our Board of Directors

The policy of our Corporate Governance and Nominating Committee is to consider properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Corporate Governance and Nominating Committee will address the membership criteria set forth under “Director Qualifications.” Any stockholder nominations proposed for consideration by the Corporate Governance and Nominating Committee should include the nominee’s name and qualifications for membership on the Board of Directors and should be addressed to:

JMP Group Inc.

600 Montgomery Street, Suite 1100

San Francisco, CA 94111

Attn: Janet L. Tarkoff, Chief Legal Officer and Secretary

In addition to stockholder recommendations for candidates for membership on the Board of Directors, a stockholder may nominate an individual for election to our Board of Directors in the manner set forth in, and in accordance with the provisions of, our Amended and Restated Bylaws (“Bylaws”). Under Section 2.10 of our Bylaws, as a general matter in order for a nomination to be properly brought before the Annual Meeting of our stockholders to be held in 2009, notice of a nomination must be delivered to our corporate Secretary not less than 90 days nor more than 120 days prior to (i) the first anniversary of the date on which we first mail our proxy materials for the 2008 Annual Meeting, or, if the date of the 2009 Annual Meeting is changed more than 30 days from the first anniversary date of the 2008 Annual Meeting, and (ii) the date on which we first mail our proxy materials for 2009.

In any notice of nomination, the nominating stockholder must include a statement in writing setting forth the following:

(i) as to each person whom the stockholder proposes to nominate for election or re-election as a director:

•	the name, age, business address and residence address of the person or persons to be nominated;

•	the principal occupation or employment of such person or persons;

•	the class and number of all shares of each class of our capital stock owned beneficially and of record by the nominee;

•	the nominee’s signed consent to serve as a director if elected; and

•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14A under the Securities Exchange Act of 1934; and

(ii) as to the stockholder giving the notice, the name and record address of the stockholder and, if the nominating stockholder’s shares are held beneficially in a stock brokerage account or in the name of a bank or other holder of record, evidence establishing such stockholder’s indirect ownership of stock and entitlement to vote such stock for the election of directors at the annual meeting.

We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director. A copy of our Bylaws is included as an exhibit to our Quarterly Report on Form 10-Q, filed with the SEC on June 21, 2007. See “Where can I find more information?” above.

Director Qualifications

Our Corporate Governance Guidelines contain membership criteria that apply to nominees for a position on our Board of Directors. Under these criteria, members of our Board of Directors should possess certain core competencies, some of which may include broad experience in business, finance or administration, familiarity with national and international business matters, and familiarity with our industry. In addition to having one or more of these core competencies, members of our Board of Directors are identified and considered on the basis of knowledge, experience, integrity, diversity, leadership, reputation, and ability to understand our business.

Identifying and Evaluating Nominees for Directors

Our Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for directors. Our Corporate Governance and Nominating Committee has the duty of regularly assessing the composition of our Board of Directors, including, but not limited to, size of our Board of Directors, diversity, age, skills and experience in the context of the needs of our Board of Directors. In addition, our Corporate Governance and Nominating Committee also has the duty of identifying individuals qualified to become members of the Board of Directors. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current members of our Board of Directors, professional search firms, stockholders or other persons. These candidates will be evaluated by our Corporate Governance and Nominating Committee and may be considered at any point during the year. As described above, our Corporate Governance and Nominating Committee will consider properly submitted stockholder recommendations for candidates for our Board of Directors. Following verification of the stockholder status of persons recommending candidates, recommendations will be aggregated and considered by our Corporate Governance and Nominating Committee. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials will be forwarded to our Corporate Governance and Nominating Committee. Stockholder recommendations that comply with our procedures will receive the same consideration that our Corporate Governance and Nominating Committee nominees receive.

We have previously reviewed, and our Corporate Governance and Nominating Committee may in the future review, materials provided by professional search firms or other parties to identify, evaluate and recruit potential director nominees who are not proposed by a stockholder. In addition, a professional search firm may be used to make initial contact with potential candidates to assess, among other things, their availability, fit and major strengths.

Nominees for Election as Directors

At the Annual Meeting, our stockholders will be asked to elect our seven director nominees set forth below. If any change in the directors to be elected occurs, proxies will be voted in favor of such other person or persons who are recommended by our Corporate Governance and Nominating Committee and designated by the Board of Directors. We anticipate adding or requesting the resignation of an existing director or directors prior to May 10, 2008 to comply with NYSE rules requiring a majority of independent directors by the first anniversary of our initial public offing. Any director so added will stand for re-election at our 2009 Annual Meeting.

All of the nominees currently are members of the Board of Directors, and all of the nominees have been recommended for re-election to the Board of Directors by our Corporate Governance and Nominating Committee and approved and nominated for re-election by the Board of Directors. Set forth below is information as of March 31, 2008 regarding the nominees, which has been confirmed by each of them for inclusion in this Proxy Statement.

You may vote “FOR” or “WITHHOLD” with respect to any or all director nominees. The election of directors requires a plurality of the votes cast “FOR” the election of directors; accordingly, the seven nominees receiving the highest number of votes “FOR” will be elected. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Joseph A. Jolson, age 49, co-founded JMP Group in 1999, and is our Chief Executive Officer, the Chairman of the Board of Directors, and a member of our Executive Committee. Mr. Jolson has served as a member of our Board of Directors since August 2004. Mr. Jolson is also the Chief Executive Officer of JMP Asset Management and JMP Realty Trust and is a Portfolio Manager of Harvest Opportunity Partners II, L.P. and its related funds, one of our family of hedge funds. Previously, Mr. Jolson was a Senior Managing Director and Senior Research Analyst at Montgomery Securities, now Banc of America Securities, for 15 years. Prior to that, he was a Consulting Research Analyst at Fidelity Management and Research in Boston in 1983 and 1984 and at Donaldson, Lufkin & Jenrette in New York from 1980 through 1982. Mr. Jolson was named to Institutional Investor magazine’s All-America Research Team for 10 consecutive years, between 1986 and 1995, for his coverage of the savings and loan industry and was also selected as an All-Star Analyst by the Wall Street Journal in the financial services category in 1996 and 1997. Additionally, he was ranked as a top-five thrift analyst every year from 1985 through 1994 by Greenwich Associates. Mr. Jolson received an MBA degree with distinction from The Wharton School at the University of Pennsylvania and a BA degree from Yale University.

Craig R. Johnson, age 53, joined us in January 2002 and is President of JMP Group and a member of our Executive Committee. Mr. Johnson has served as a member of our Board of Directors since August 2004. He previously served as President of JMP Securities, from January 2002 until January 2007. Mr. Johnson was a founding member of Saw Island Asset Advisors, LLC, an alternative investment firm specializing in hedge fund investments which was acquired by JMP Asset Management in January 2003. Prior to founding Saw Island Asset Advisors, Mr. Johnson spent 20 years, 1980 through 2000, at Montgomery Securities, now Banc of America Securities, most recently as director of global institutional sales and a member of the firm’s Executive Committee. Mr. Johnson serves on the Board of Directors of Corticon Technology, a rules-based enterprise software platform for decision management. Mr. Johnson received a BA degree from Stanford University.

Mark L. Lehmann, age 43, joined us in October 2003, is Director of Equities and Co-President of JMP Securities and a member of our Executive Committee. Mr. Lehmann has served as a member of our Board of Directors since August 2004. Previously, Mr. Lehmann was a Managing Director at U.S. Bancorp Piper Jaffray, where he initiated and managed the firm’s middle-market sales effort. He previously served as both the Global Director of Institutional Sales and the Global Director of Equity Research at Banc of America Securities after serving as an institutional salesperson at the firm and its predecessor, Montgomery Securities, for 10 years. Mr. Lehmann was also a founding partner of Baypoint Trading, a provider of trading execution services to investment managers. Mr. Lehmann received a JD degree from the New York University School of Law and a BA degree from the University of Illinois. He is a certified public accountant.

Carter D. Mack, age 45, co-founded JMP Group in 1999, and is Director of Investment Banking and Co-President of JMP Securities and a member of our Executive Committee. Mr. Mack has served as a member of our Board of Directors since August 2004. Prior to co-founding JMP Group, Mr. Mack was a Managing Director in the financial services group at Montgomery Securities, now Banc of America Securities, for three years, where he focused on corporate finance and mergers and acquisitions for finance companies, depository institutions and other financial intermediaries. Mr. Mack also spent five years working with financial institutions in the investment banking group at Merrill Lynch, two years in corporate finance at Security Pacific Corp. and three years in strategic planning at Union Bank of California. Mr. Mack received an MBA degree from the UCLA Anderson School of Management and a BA degree from the University of California, Berkeley.

Peter T. Paul, age 63, has served as a member of our Board of Directors since August 2004. Mr. Paul is the President of Paul Financial, LLC, a mortgage banking company he founded in 2003, and the owner and Chairman of Grove Street Winery. Previously, Mr. Paul was Chief Executive Officer of Headlands Mortgage Company, a residential mortgage banking firm which he founded in 1986, took public in 1998 and merged with Greenpoint Financial Corporation in 1999. Following the merger, Mr. Paul served as Vice Chairman of Greenpoint Financial, President and Chief Executive Officer of Greenpoint Mortgage, and subsequently as President and Chief Executive Officer of Greenpoint Credit. Mr. Paul resigned from the Board of Directors of Greenpoint Financial in July 2003. Mr. Paul is Chairman of the Board of Directors of JMP Realty Trust, Chairman of the Board of Directors of Sequoia National Bank and Chairman of the Board of Directors of the Headlands Foundation, a non-profit organization he founded in 1996. Mr. Paul was the recipient of Ernst and Young’s Financial Services Entrepreneur of the Year Award in 1999. Mr. Paul received an MBA degree from Boston University and a BA degree from the University of New Hampshire.

Edward J. Sebastian, age 60, has served as a member of our Board of Directors since August 2004. Mr. Sebastian is the founder, Chairman and Chief Executive Officer of SMR Group LLC, a private equity investment firm located in Newport Beach, California. Mr. Sebastian is the former Chairman and Chief Executive Officer of Resource Bancshares Mortgage Group, a residential mortgage company headquartered in Columbia, South Carolina, founded by Mr. Sebastian as a division of Republic National Bank in May 1989. Resource Bancshares Mortgage Group went public in 1993 and merged with NetBank, Inc., of Atlanta, Georgia, in March 2002. Prior to that, Mr. Sebastian was Vice Chairman of Bankers Trust of South Carolina and Corporate Executive Vice President of NCNB Corporation, which are both now part of Bank of America. Mr. Sebastian is a current member of the Board of Directors of the South Financial Group, a financial institution headquartered in Greenville, South Carolina, and is currently active on the boards of advisors of various venture capital funds, including Baker Communication Fund of New York, New York, and Vaxa Capital of Greenville, South Carolina. Mr. Sebastian received a BS degree from Pennsylvania State University.

Glenn H. Tongue, age 48, has served as a member of our Board of Directors since August 2007. Mr. Tongue has been a General Partner and Co-Manager of T2 Partners Management since April 2004 and is the co-manager of three private investment partnerships: the Tilson Growth Fund, the Tilson Offshore Fund and the T2 Qualified Fund. Prior to joining T2 Partners, Mr. Tongue spent seventeen years working on Wall Street, most recently as an investment banker at UBS, where he was a Managing Director and Head of Acquisition Finance. Previously, Mr. Tongue served as President of DLJdirect, a publicly traded online brokerage firm that was spun out of investment bank Donaldson, Lufkin & Jenrette in 1999. Mr. Tongue oversaw both DLJdirect’s initial public offering and its eventual sale. Additionally, Mr. Tongue was a Managing Director for ten years in the investment banking group at Donaldson, Lufkin & Jenrette. Mr. Tongue received an MBA degree with distinction from The Wharton School at the University of Pennsylvania and received a BS in Electrical Engineering and Computer Science from Princeton University.

There are no family relationships between any director or executive officer of the Company and any other director or executive officer of the Company.

Directors’ Recommendation

The Board of Directors unanimously recommends a vote FOR the election of each of Messrs. Jolson, Johnson, Lehmann, Mack, Paul, Sebastian and Tongue to the Board of Directors.

The Board of Directors and Its Committees

Our Board of Directors held six meetings during 2007. Each of our directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which he served during 2007. We encourage our directors to attend our Annual Meeting of Stockholders. Information about how to communicate with our Board of Directors or any member or committee of the Board of Directors is set forth herein under “Communicating with the Board of Directors.”

Our Board of Directors has the authority to appoint committees to perform certain management and administrative functions. Our Board of Directors has separately designated a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, and from time to time may establish other committees to facilitate the management of our business. Mr. Jolson, our chief executive officer, is currently a member of each such committee, but shall step down from these committees prior to May 10, 2008, the date by which NYSE rules requires such committees to be comprised wholly of independent or “outside” directors. Our Board of Directors has adopted a written charter for each of these committees, which are available in the “Investor Relations—Corporate Governance” section of our website at www.jmpg.com. Our Board of Directors has also established an Executive Committee to which it has delegated broad responsibility over day to day management and operations of the Company and its operating subsidiaries.

Audit Committee. After Mr. Jolson steps down from our Audit Committee prior to May 10, 2008, in compliance with the applicable rules of the NYSE, our Audit Committee will be comprised of three independent directors, who currently are Messrs. Paul, Sebastian and Tongue. Mr. Sebastian is the Chairman of the Audit Committee. The functions of our Audit Committee include reviewing and supervising our financial controls, appointing our independent registered public accounting firm, reviewing our books and accounts, meeting with our officers regarding our financial controls, acting upon recommendations of our auditors and taking such further actions as our Audit Committee deems necessary to complete an audit of our books and accounts. Each of the members of our Audit Committee at the time of the annual meeting will be “independent,” as defined in Section 303A of the New York Stock Exchange Listed Company Manual and Rule 10A-3(b)(1) of the Exchange

Act. Our Board of Directors has determined that Mr. Sebastian is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K of the Exchange Act. Our Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. During 2007, our Audit Committee met four times and acted by written consent one time.

Compensation Committee. After Mr. Jolson steps down from our Compensation Committee prior to May 10, 2008, in compliance with the applicable rules of the NYSE, our Compensation Committee will be comprised of three independent directors, who currently are Messrs. Paul, Sebastian and Tongue. Mr. Sebastian is the Chairman of our Compensation Committee. In addition, our Board of Directors has determined that each independent member of our Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. Our Compensation Committee is responsible for reviewing and, as it deems appropriate, recommending to our Board of Directors policies, practices and procedures relating to the compensation of our executive officers and the establishment and administration of employee benefit plans. A further description of the process for the consideration and determination of the compensation of our executive officers, including the role of executives and compensation consultants in that process, is included in our “Compensation Discussion and Analysis.” Our Compensation Committee also advises and consults with our executive officers as may be requested regarding managerial personnel policies.

The Compensation Committee has engaged Presidio Pay Advisors, LLC, a compensation consulting firm specializing in the financial services industry, to advise on matters relating to the compensation of the Chief Executive Officer and other executive officers and to consult on executive and director compensation practices.

During 2007, our Compensation Committee met two times and acted by written consent two times.

Compensation Committee Interlocks and Insider Participation. During our 2007 fiscal year, Mr. Jolson, our Chief Executive Officer, served as a member of our Compensation Committee. As of May 10, 2008 no member of our Compensation Committee will be or will have previously been an officer or employee of the Company. None of our executive officers serves as a member of the Board of Directors or compensation committee (or body performing equivalent functions) of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Corporate Governance and Nominating Committee. After Mr. Jolson steps down from our Corporate Governance and Nominating Committee prior to May 10, 2008, our Corporate Governance and Nominating Committee will be comprised of three independent directors, who currently are Messrs. Paul, Sebastian and Tongue in compliance with the applicable rules of the NYSE. Mr. Jolson is the Chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee’s functions include assisting the Board of Directors in identifying qualified individuals to become members of the Board of Directors, determining the composition and compensation of the Board of Directors and its committees, conducting annual reviews of each director’s independence and making recommendations to the Board of Directors based on its findings, recommending to the Board of Directors the director nominees for the Annual Meeting of Stockholders, establishing and monitoring a process of assessing the Board of Directors’ effectiveness, and overseeing compliance with our Corporate Governance Guidelines. Our Corporate Governance Guidelines are available in the “Investor Relations—Corporate Governance” section of our website at www.jmpg.com. During 2007, our Corporate Governance and Nominating Committee met two times.

Executive Committee. Our Executive Committee is comprised of Messrs. Jolson, Johnson, Lehmann and Mack. The Executive Committee exercises the authority of our Board of Directors between meetings of the full Board of Directors (other than such authority as is reserved to the Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee or the full Board of Directors). The Board of Directors has delegated to the Executive Committee broad authority over the day-to-day management and operations of the Company and its affiliates.

Executive Officers

The following sets forth certain information regarding our executive officers. Information pertaining to Messrs. Jolson, Johnson, Lehmann and Mack, each of whom is both a director and an executive officer of the Company or one of its subsidiaries, may be found in the section above entitled “Nominees for Election as Directors.”

Name	Age	Title(s)
Executive Officers
Joseph A. Jolson	49	Chairman and Chief Executive Officer; Chief Executive Officer of JMP Asset Management
Craig R. Johnson	53	Director; President
Thomas B. Kilian	42	Chief Financial Officer
Mark L. Lehmann	43	Director; Co-President of JMP Securities; Director of Equities of JMP Securities
Carter D. Mack	45	Director; Co-President of JMP Securities; Director of Investment Banking of JMP Securities

Thomas B. Kilian joined us in April 1999 and is a Managing Director and Chief Financial Officer of JMP Group Inc. From 1998 to 1999, Mr. Kilian was in the investment banking group at Montgomery Securities, now Banc of America Securities, focusing on corporate finance matters for financial services clients. From 1992 until 1996, Mr. Kilian served as an Assistant Vice President in Deutsche Bank’s corporate development group in Frankfurt, Germany, focusing on strategic planning and business development. Mr. Kilian holds an MBA degree from Stanford University and a master’s degree in industrial engineering from Karlsruhe University in Germany.

Executive Compensation

Compensation Discussion and Analysis

Overview

Our executive compensation program is designed to provide incentives to our executive officers to effectively lead and manage our business to achieve our growth strategy. Because the compensation of our executive officers plays an integral role in our success, our compensation programs are designed to attract, retain, and motivate top quality, effective executives and professionals.

The Compensation Committee of the Board has responsibility for overseeing the Company’s compensation philosophy. The Compensation Committee has the primary authority to determine and recommend compensation of named executive officers. Throughout this Proxy Statement, the individuals included in the Summary Compensation Table are referred to as the “named executive officers.” The named executive officers are:

Joseph A. Jolson—Chairman and Chief Executive Officer of JMP Group Inc.

Craig R. Johnson—President of JMP Group Inc.

Thomas B. Kilian—Chief Financial Officer of JMP Group Inc.

Mark L. Lehmann—Co-President of JMP Securities LLC

Carter D. Mack—Co-President of JMP Securities LLC

Compensation Philosophy and Objectives

A substantial portion of each named executive officer’s total compensation is variable and delivered on a pay-for-performance basis. We believe this model provides the greatest incentive to motivate management to achieve our business objectives. The executive compensation program provides compensation opportunities contingent upon performance that we believe are competitive with practices of other similar investment banking firms. We are committed to utilizing the executive compensation program to maintain our ownership culture and to broaden executive ownership over time. We strongly believe that the cash and equity components of our compensation programs align the interests of our named executive officers with our stockholders and will promote long-term stockholder value creation.

Prior to the completion of our initial public offering in May 2007, we operated as a private limited liability company with substantial managing director equity ownership. Historically, an individual’s equity ownership, including that of our named executive officers, generally correlated with performance and production, was subject to adjustment or redemption at any time, and entitled managing directors to distributions of income. These distributions were a fundamental economic benefit to our managing directors and significantly impacted our compensation philosophy prior to the initial public offering. At the initial public offering, membership interest holders received shares of common stock in exchange for their membership interests. As such, all holders will receive dividends if and when declared on such shares, but no membership interests remain and so such distributions will be made.

Determining Compensation

In determining compensation for our named executive officers, the primary emphasis, in addition to our performance, is on each individual’s contribution, business unit performance and recommendations of the Executive Committee. Our Executive Committee determined all other employee compensation and made recommendations to the Committee with respect to our named executive officers compensation and equity grants under the program described further under “Equity Awards” below.

The Compensation Committee and Chief Executive Officer reviewed and discussed these recommendations, as well as compensation of employees generally, industry practices and the individual contributions of the named executive officers during 2007. The Compensation Committee also reviewed pre-initial public offering membership distributions, salary, bonus, equity awards and other compensation previously paid or awarded to our named executive officers. In addition, the Compensation Committee reviewed data for selected peer companies obtained from publicly available sources, as well as data provided by Presidio Pay Advisors LLC. The Compensation Committee used subjective judgment in determining named executive officer compensation and did not mechanically apply “benchmarks” or other data-based formulas.

Compensation Components

Until May 2007, we operated as a limited liability company that was substantially owned by our managing directors. The key components of the named executive officers’ compensation for this period were base salary, potential bonus, profit allocations and distributions on membership interests, and interest paid on member’s capital.

Subsequent to the initial public offering, we have operated as a corporation. Accordingly, the key components of our named executive officers compensation program are now base salary, cash bonus and equity-based awards. We have stated that we will target our firm-wide annual total compensation and benefits, including that payable to our named executive officers, but excluding equity awards granted prior to and in connection with the initial public offering, to be approximately 60% of revenues each year. However, we retain the discretion to change this percentage at any time.

Although we do not establish specific target compensation ratios for each named executive officer, this aggregate ratio may impact the potential for named executive officers’ total compensation. The ratio of annual compensation and benefits expense to revenues of approximately 60% is a level of compensation for all employees that we believe to be necessary to remain competitive within the investment banking industry. Individual compensation levels for named executive officers, other than salaries, are generally determined on a discretionary basis out of the residual amount remaining after compensation for all other employees has been determined in accordance with this target ratio. This ratio includes cash and stock-based compensation expense recognized in the year in which it is calculated (excluding expenses relating to equity awards granted prior to and in connection with the initial public offering).

Base Salary

Consistent with industry practice, the base salaries for our named executive officers account for a relatively small portion of their overall compensation. We believe that such salaries are accepted in the industry and our named executive officers see the potential for substantial bonus compensation as the more important compensation component. Further, we believe in a model of low fixed costs and the potential for substantial upside to productive employees and view this compensation structure as promoting our business objectives. Named executive officers’ base salaries and subsequent adjustments, if any, are expected to be recommended to the Compensation Committee by the Executive Committee annually, based on a review of relevant market data and each executive’s performance for the prior year, as well as each executive’s experience, expertise and position. Based on its review of the Executive Committee’s recommendations, the Compensation Committee may approve adjustments to annual salaries.

As discussed in more detail above, prior to our initial public offering, in addition to their salary, our managing directors, including our named executive officers, were entitled to membership distributions of profit, interest on capital, and other distributions when and if declared. After the initial public offering, we no longer make such distributions. In addition, our Executive Committee determined in the second quarter of 2008 to raise salaries for most non-commissioned managing directors, including our named executive officers, from $125,000 to $200,000 per annum. However, we intend and anticipate that the overall compensation of employees will not change and that any bonus such persons receive will take account of the increase in salary so that the overall compensation amounts per person and in the aggregate will remain consistent with prior periods.

Cash Bonus

Cash bonus compensation is a key component of our executive compensation program. We have awarded in the past and intend to award in the future, discretionary cash bonuses based on a number of variables that are linked to Company and individual performance. Such variables consist of (i) our operating performance, including total annual revenues and operating income, (ii) each individual’s contribution to our revenue, to the performance of the individual’s particular business unit, and (iii) to our business development generally.

The size of the annual employee bonus pool, which includes named executive officers’ bonuses, has historically been targeted at 60% of revenues (excluding compensation expenses attributable to equity awards prior to and in connection with the initial public offering) and is accrued during the year based on our actual performance. After the end of the fiscal year, the aggregate dollar amount of the bonus pool is established by the Executive Committee and approved by the Compensation Committee. Bonuses are awarded at the beginning of each calendar year in respect of performance for the preceding year.

In 2007, we did not pay cash bonuses to our Chairman and Chief Executive Officer and our President because our practice has been to award bonuses to the members of the Executive Committee only if: (i) there was a residual amount available in the compensation bonus pool after awarding bonuses to other employees, and (ii) payment of bonuses to the members of the Executive Committee would enable us to remain within our targeted compensation ratio. Although, there was a small such residual amount in 2007, the Executive Committee recommended, and the Committee approved, that Messrs. Jolson and Johnson would not receive cash bonuses for the year to permit awarding cash bonuses within our targeted ratio to Messrs. Kilian, Lehmann and Mack on the basis of their contributions to our business and revenue production.

In addition, we may in the future make cash payments to our named executive officers pursuant to potential future grants of profit interests in JMP Group LLC or its operating subsidiaries under a profit interest plan. Any distributions under such profit interests to managing directors under the plan will be included in the aggregate compensation to revenues ratio calculation described above. We retain the right to create and/or change the terms and conditions of grants of profit interests at any time.

We have also established the 2007 JMP Group Inc. Senior Executive Bonus Plan that further provides for the payment of non-equity incentive awards to our named executive officers. Such non-equity incentive awards may be awarded with reference to performance benchmarks in a manner similar to that which would be required under Section 162(m) of the Internal Revenue Code, or the Code, as deductible compensation expenses for a public company. However, we intend to rely on an exemption from Section 162(m) of the Code for a plan adopted prior to the time a company becomes a public company. This pre-initial public offering exemption will no longer be available to us after the date of our 2011 Annual Meeting. Subsequent to the expiration of this pre-initial public offering plan exemption, we intend to pay cash bonuses in a manner that qualifies for a performance based compensation exemption under Section 162(m) of the Code.

Under the 2007 Senior Executive Bonus Plan, the Compensation Committee established a maximum non-equity incentive award for each named executive officer for the 2007 fiscal year at $5 million. Despite this maximum award level, the Compensation Committee intended to apply negative discretion to reduce the amount of the actual cash bonus payment to a level that would be comparable to the discretionary cash bonus that we have traditionally paid to our executive officers, based on the factors discussed above in “Cash Bonus.” The Compensation Committee established performance targets for the 2007 fiscal year such that the named executive officers would have received a bonus payment upon (i) the achievement by the Company of a compensation expense to revenue ratio of 60% or less for the fiscal year ending December 31, 2007, and (ii) the achievement of an operating income performance target for the fiscal year ending December 31, 2007. The performance targets described above exclude compensation expense attributable to equity-based compensation granted prior to and in connection with the Company’s initial public offering.

We did not pay cash bonuses to our named executive officers with respect to 2007 compensation pursuant to this plan or any performance benchmarks described above. We did, however, award a cash bonus to each of Messrs. Kilian, Lehmann and Mack on the basis of their contributions to our business and revenue production.

Equity Awards

Historically, equity awards have not comprised a significant portion of our named executive officers’ total compensation. Prior to our initial public offering, we had established an equity incentive plan at the limited liability company level under which we made certain option and restricted stock unit awards, but such awards were not a significant component of our compensation plan. Concurrent with our initial public offering in May 2007, we established the JMP Group Inc. 2007 Equity Incentive Plan, under which we have the discretion to grant stock options, restricted stock, restricted stock units, stock appreciation rights and dividend equivalent rights. In connection with the initial public offering, we granted restricted stock unit equity awards to certain employees, including our named executive officers.

Following our initial public offering and commencing with 2007 bonuses, the Executive Committee determined that overall compensation should include an appropriate combination of cash and year-end equity based awards. As such, in 2007 we awarded a percentage of year-end discretionary bonus compensation in the form of restricted stock unit awards. We believe the vesting and other design features of these awards encourage long-term stock ownership to further motivate our named executive officers to create long-term stockholder value.

This equity award program applies to all employees, including our named executive officers. It provides that a portion of compensation above and between certain breakpoints will be paid in restricted stock units (but does not limit the amount which may be granted as equity in lieu of cash compensation). These restricted stock units will generally be awarded in two components, a “principal” and a “discount” component. The principal portion represents approximately 82% of the total compensatory grant and vests over two years. The discount portion represents the balance and vests over four years. Both components are restricted from sale for four years from the date of grant.

In 2007, our named executive officers received a higher proportion of restricted stock units under this program than would typically be payable to them given their overall compensation in order to align interests with stockholders, and to permit other employees to receive cash bonuses and remain within our targeted compensation ratios.

Restricted stock units representing the equity awards portion of the 2007 Equity Incentive Plan were granted with respect to our named executive officers’ performance in 2007. Messrs. Jolson, Johnson, Kilian, Lehmann and Mack were granted 146,250, 79,861, 65,000, 43,450 and 43,450 restricted stock units, respectively. These restricted stock units were granted on January 16, 2008 and the closing price of the common stock at such date was $7.32. Approximately 82% of these restricted stock units vest 50% on each of January 16, 2009 and January 16, 2010, and 18% of these restricted stock units vest 50% on January 16, 2010, 25% on January 16, 2011 and 25% on January 16, 2012. Since these grants occurred during fiscal 2008, they will not be reflected in the Grants of Plan-Based Awards table until our 2009 proxy statement. In contrast to the equity awards, the cash portions of the year end 2007 bonus for each of Messrs. Kilian, Lehmann, and Mack which were paid in January 2008 are reported in the Summary Compensation Table in the column headed “Cash Bonus.” However, both the equity award and the discretionary cash bonus relate to our 2007 fiscal year performance.

We believe our management and shareholder interests are aligned by such grants. We expect that equity-based awards will play an increasing role in the compensation of certain of our named executive officers in order to ensure that they have a large ownership stake. Our restricted stock units do not entitle holders to dividends until such units vest.

Profit Distributions on Membership Interests and Interest Paid on Member’s Capital

Prior to May 2007, we operated as a limited liability company, and our managing directors, who include our named executive officers, received interest on capital and certain profit allocations and distributions with respect to their membership interests. Managing directors received interest payments equal to the Prime rate plus 100 basis points on their net capital contributions. The purpose of these interest distributions was to assist our managing directors with interest payments on loans used to fund their purchases of member interests. In addition, we paid a portion of our named executive officers’ compensation in the form of profit distributions on their membership interests. The payment of profit distributions was made on a pro rata basis in relation to the ownership interest of each named executive officer. After our initial public offering, we no longer paid interest on capital. In addition, any dividends we declare on our common stock paid to our named executive officers in their capacity of stockholders are not considered compensation.

Other Compensation

All of our executives are eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all salaried employees and do not discriminate in favor of executive officers. It is generally our policy to not extend significant perquisites to our executives that are not available to our employees generally. We have no current plans to make changes to levels of such benefits and perquisites provided to executives.

CEO Compensation

The Compensation Committee will at least annually review and establish our goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of such goals and objectives, and determine and approve the CEO’s compensation. In determining the bonus and long-term incentive component of the CEO’s compensation for 2007, the Compensation Committee considered our performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies, and the compensation of our CEO in past years. After consideration of such factors, as well as the overall bonus pool relative to the compensation ratio of approximately 60% of revenues we target, the Compensation Committee approved the grant of a bonus in restricted stock units.

2007 Equity Incentive Plan

In April 2007, the stockholders of the Company approved and adopted the 2007 JMP Group Inc. Equity Incentive Plan. Subject to adjustment, the plan authorizes the issuance of up to 4,000,000 shares of common stock pursuant to the grant or exercise of stock options, stock appreciation rights, restricted stock, stock units and other equity-based awards. The number of shares authorized for issuance under this plan will be increased by the number of shares underlying awards under this plan or our predecessor’s 2004 JMP Group LLC Equity Incentive Plan to the extent that such shares or awards are forfeited, settled in consideration other than shares, surrendered to the Company, or otherwise revert to the Company in connection with an award, as well as increased by the number of shares repurchased by the Company in open market or privately negotiated repurchases.

The shares subject to grant under the 2007 Equity Incentive Plan are to be made available from authorized but unissued shares or treasury stock. The following table provides information as of December 31, 2007, with respect to compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance.

Plan Category	Plan Name	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders:	2007 JMP Group Inc. Equity Incentive Plan	2,830,332
Equity compensation plans not approved by security holders:	None	None

Total		2,830,332

2007 Summary Compensation Table

The information below describes the components of the total compensation of the Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers, based on total compensation for the years ended December 31, 2007 and 2006.

(Dollars as shown)	Year	Salary		Cash Bonus		Stock Awards(1)		Option Awards(1)		All Other Compensation(2)		Total
Joseph A. Jolson Chairman and Chief Executive Officer	2007 2006	$ $	121,667 36,000	$ $	0 0	$ $	83,192 0	$ $	4,913 10,400	$ $	837,058 2,208,475	$ $	1,046,830 2,254,875

Craig R. Johnson President	2007 2006	$ $	120,833 100,000	$ $	0 0	$ $	83,192 0	$ $	3,145 6,656	$ $	342,166 851,431	$ $	549,337 958,087

Thomas B. Kilian Chief Financial Officer	2007 2006	$ $	125,000 100,000	$ $	685,000 500,000	$ $	97,873 0	$ $	491 1,040	$ $	90,101 147,733	$ $	998,465 748,773

Mark L. Lehmann Director of Equities and Co-President of JMP Securities	2007 2006	$ $	120,833 100,000	$ $	618,467 250,000	$ $	97,873 0	$ $	1,965 4,160	$ $	266,380 624,982	$ $	1,105,518 979,142

Carter D. Mack Director of Investment Banking and Co-President of JMP Securities	2007 2006	$ $	125,000 100,000	$ $	614,300 0	$ $	97,873 0	$ $	3,936 8,320	$ $	425,132 1,061,259	$ $	1,266,242 1,169,579

(1)	Reflects the compensation expense related to prior stock and option awards recognized for the years ended December 31, 2007 and 2006. The method of and assumptions used to calculate the value of the options granted to our named executive officers is discussed in note 10 to our financial statements included in our annual report on Form 10-K.

(2)	Includes medical, dental and vision plan premiums; term life insurance premium; tax preparation expense reimbursement; interest paid on member’s capital; and income allocation of the operating profits of JMP Group LLC of:

(i)	Mr. Jolson in (a) 2006: $12,304, $2,252, $4,050, $121,519 and $2,068,350; and (b) 2007: $14,644, $1,205, $1,500, $37,078, and $782,631;

(ii)	Mr. Johnson in (a) 2006: $12,304, $2,252, $5,000, $73,203 and $758,672; and (b) 2007: $14,644, $1,390, $1,500, $23,662, and $300,970;

(iii)	Mr. Kilian in (a) 2006: $9,817, $2,252, $4,500, $16,106 and $115,058; and (b) 2007: $11,807, $1,137, $1,500, $10,741, and $64,916;

(iv)	Mr. Lehmann in (a) 2006: $12,304, $2,252, $5,000, $128,651 and $476,775; and (b) 2007: $14,644, $1,042, $1,500, $46,223, and $202,971; and

(v)	Mr. Mack in (a) 2006: $12,304, $2,252, $3,885, $64,433 and $978,385; and (b) 2007: $14,644, $1,281, $1,500, $20,720, and $386,987.

2007 Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards granted in May 2007 to our named executive officers. These grants were a part of the broad-based grant of 1,931,060 restricted stock units made to certain of our employees in connection with our initial public offering. These restricted stock units generally vest 25% on May 10, 2009; 35% on May 10, 2010; and the remaining 40% on May 10, 2011. Each restricted stock unit represents the holder’s right to receive one share of our common stock following the applicable vesting date. Vesting accelerates on a change of control or upon the death or permanent disability of the employee. Any unvested awards would be forfeited on any other termination of employment, including voluntary termination, termination with or without “cause” (as defined in the relevant award agreement) or retirement.

Name	Grant Date	Number of Shares of Stock or Units(1)	Grant Date Fair Value of Stock Awards(1)	Total Fair Value of Stock Awards at Grant Date

Joseph A. Jolson	5/11/2007	42,500	$10.43	$443,275

Craig R. Johnson	5/11/2007	42,500	$10.43	$443,275

Thomas B. Kilian	5/11/2007	50,000	$10.43	$521,500

Mark L. Lehmann	5/11/2007	50,000	$10.43	$521,500

Carter D. Mack	5/11/2007	50,000	$10.43	$521,500

(1)	These numbers and fair value reflect restricted stock units granted at our initial public offering price of $11.00 per share under the 2007 Equity Incentive Plan to each of our named executive officers. The fair value was discounted for expected dividends which will not be payable on unvested restricted stock units. No other equity based awards were granted to such employees or vested during 2007. The terms of these restricted stock awards are described above.

As described under “Compensation Components,” for 2007, year-end cash and equity bonus amounts were determined based on individual, department and overall Company performance but were not determined under a plan which established specific levels of compensation based on achievement of identified performance targets. Accordingly, such amounts are not included in the table above. The Compensation Committee will evaluate various alternatives for future periods and may elect to implement compensation programs for certain executives based on achievement of specified targets.

Outstanding Equity Awards as of December 31, 2007

The following table provides information regarding each unexercised stock option held by each of our named executive officers as of December 31, 2007.

		Option Awards				Stock Awards
Name	Award Year	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(2)

Joseph A. Jolson	2007	NA	NA	NA	NA	42,500	$360,400
	2005	74,000	74,000	$10.00	12/20/2015	NA	NA

Craig R. Johnson	2007	NA	NA	NA	NA	42,500	$360,400
	2005	47,360	47,360	$10.00	12/20/2015	NA	NA

Thomas B. Kilian	2007	NA	NA	NA	NA	50,000	$424,000
	2005	7,400	7,400	$10.00	12/20/2015	NA	NA

Mark L. Lehmann	2007	NA	NA	NA	NA	50,000	$424,000
	2005	29,600	29,600	$10.00	12/20/2015	NA	NA

Carter D. Mack	2007	NA	NA	NA	NA	50,000	$424,000
	2005	59,200	59,200	$10.00	12/20/2015	NA	NA

(1)	The remaining unexercisable options vest 50% on each of December 20, 2008 and 2009.

(2)	The units generally vest 25% on May 10, 2009; 35% on May 10, 2010; and the remaining 40% on May 10, 2011.

Option Exercises and Stock Vested in 2007

During 2007 none of our named executive officers exercised stock options or similar instruments in respect of our common stock or transferred any award of any of the foregoing for value. Furthermore, during 2007 none of our named executive officers experienced any vesting of shares of our common stock, restricted stock units or similar instruments and none of them transferred any award of any of the foregoing for value.

Potential Payments Upon Termination or Change in Control

Most awards to the named executive officers include change in control provisions. The following values of equity awards subject to accelerated vesting and/or delivery upon a change in control event are based upon the market price of the common stock as of December 31, 2007. In the event that a change in control occurred and Messrs. Jolson, Johnson, Kilian, Lehmann or Mack had not been terminated, the value of their equity awards subject to accelerated vesting and/or delivery would have been $360,400, $360,400, $424,000, $424,000, and $424,000, respectively.

None of the named executive officers has employment agreements or severance contracts and none of the named executive officers has change in control bonus agreements.

Change in Control

Upon a change in control of the Company, our named executive officers may be subject to certain excise taxes pursuant to Section 280G of the Code with respect to the acceleration of certain equity awards. Each of these individuals are entitled to a “gross-up” payment to make the executive whole for any federal excise tax imposed under Section 280G of the Code on change in control benefits received by the executive in connection with these equity awards. Vesting of the restricted stock and options held by each of our named executive officers accelerates in the event of a change in control of the Company. The amounts shown assume vesting of restricted stock as of December 31, 2007 at the year-end closing price of $8.48. The amounts shown do not include any vested stock awards.

(Dollars as shown) Name	RSU Acceleration(1)	Option Acceleration(2)
Joseph A. Jolson	$360,400	NA
Craig R. Johnson	$360,400	NA
Thomas B. Kilian	$424,000	NA
Mark L. Lehmann	$424,000	NA
Carter D. Mack	$424,000	NA

(1)	Reflects compensation expense related to prior awards to be recognized in connection with accelerated vesting upon a change of control. The method and assumptions used to calculate the value of the restricted stock units and options granted to our named executive officers is discussed in note 10 to our financial statements included in our annual report on Form 10-K.

(2)	As of December 31, 2007, our stock price was $8.48 per share and the strike price of options subject to acceleration was $10.00 per share. Accordingly, no value is attributed to such options upon a change in control.

Compensation of Directors

The compensation program for non-management directors is designed to provide compensation levels that are sufficient to attract and retain qualified directors, are appropriate for the time and effort required to effectively fulfill their responsibilities, and are competitive with other firms in our industry. The annual independent board member compensation is 6,000 restricted stock units per year of service and an additional 1,200 restricted stock units per year of service for the chairman of the Audit Committee. The independent directors all received three-year grants which vested one-third on the effective date of grant, one-third on the first anniversary of the grant date and one-third on the second anniversary of the grant date provided they remain directors at such anniversaries. Messrs. Paul and Sebastian were awarded 18,000 restricted stock units on May 10, 2007 as consideration of their service as independent directors and additional 3,600 restricted stock units were awarded to Mr. Sebastian in consideration for his service as chairman of the Audit Committee on the vesting terms described above. Mr. Tongue joined as an independent director on August 7, 2007 and was awarded 18,000 restricted stock units for his service on the vesting terms described above.

Messrs. Paul, Sebastian and Tongue served as non-employee directors during the year ended December 31, 2007. The following table provides information regarding the compensation of our non-employee directors for the year ended December 31, 2007.

(Dollars as shown)	Stock Awards(1)	Option Awards	All Other Compensation	Total(2)
Peter T. Paul	$120,014	$0	$0	$120,014
Edward J. Sebastian	$144,017	$0	$0	$144,017
Glenn H. Tongue	$68,273	$0	$0	$68,273

(1)	Reflects the compensation expense related to prior stock awards recognized for the year ended December 31, 2007. The method of and assumptions used to calculate the value of the stock awards granted to our directors is discussed in note 10 to our financial statements included in our annual report on Form 10-K.

(2)

The fair value as of the grant date (computed under FAS 123R) for each grant of restricted stock units during the 2007 fiscal year was $178,468, $214,162 and $123,884 for each Messrs. Paul, Sebastian and Tongue, respectively. The aggregate number of stock option awards outstanding as of December 31, 2007 for Mr. Paul was 25,000 and for Mr. Sebastian was 25,000. The aggregate number of restricted stock unit awards outstanding as of December 31, 2007 for each of Messrs. Paul, Sebastian and Tongue was 12,000, 14,400 and 12,000, respectively.

Compensation Committee Report

The members of the Compensation Committee have reviewed and have had the opportunity to discuss with management the Compensation Discussion and Analysis set forth above. Based on its review and discussions, the Compensation Committee unanimously recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Edward J. Sebastian, Chairman

Peter T. Paul

Glenn H. Tongue

Outside Director Members, Compensation Committee

Audit Committee Report

To the Board of Directors:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2007.

We have discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

We have received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with the auditors their independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Edward J. Sebastian, Chairman

Peter T. Paul

Glenn H. Tongue

Independent Members, Audit Committee

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of March 31, 2008 (unless otherwise indicated) certain information regarding the beneficial ownership of our common stock. In accordance with the rules of the SEC, “beneficial ownership” includes voting or investment power with respect to equity securities. Unless otherwise indicated, the address for each person listed below is: c/o JMP Group Inc., 600 Montgomery Street, Suite 1100, San Francisco, California 94111. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name	Number of Shares Owned and Nature of Beneficial Ownership(a)		Percent of Class
Directors and Executive Officers
Joseph A. Jolson	2,663,409	(b)	12.93%
Craig R. Johnson	890,140	(c)	4.33%
Thomas B. Kilian	138,203	(d)	0.67%
Mark L. Lehmann	541,994	(d)	2.64%
Carter D. Mack	1,061,010	(e)	5.15%
Peter T. Paul	335,097	(f)	1.63%
Edward J. Sebastian	248,805	(g)	1.21%
Glenn H. Tongue	6,000		*
All directors and executive officers as a group (8 persons)	5,884,658		28.59%

5% Stockholders
DePrince, Race & Zollo, Inc.	1,178,828	(i)	5.34%
T. Rowe Price Associates, Inc.	1,677,200	(j)	7.60%
Wellington Management Company, LLP	1,369,000	(k)	6.23%

*	Indicates less than 1% of class.

(a)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of the date of determination.

(b)	Includes (i) 2,233,597 shares of common stock owned by the Joseph A. Jolson 1996 Trust dtd 3/7/96, of which Mr. Jolson is a trustee, (ii) 200,000 shares of common stock owned by Joseph A. Jolson 1991 Trust, of which Mr. Jolson is the trustee, (iii) 30,200 shares of common stock owned by Mr. Jolson directly, and (iv) 74,000 shares of common stock underlying vested options. Also included in the number reported are (i) 75,000 shares of common stock owned by The Jolson Family Foundation, (ii) 20,245 shares of common stock owned by the Jolson 2004 Trust FBO Samantha Rohan Jolson for the benefit of Mr. Jolson’s daughter, and (iii) 30,367 shares of common stock owned by the Jolson 2005 Trust FBO Jolson Children for the benefit of Mr. Jolson’s children, although Mr. Jolson disclaims beneficial ownership of these shares.

(c)	Includes (i) 832,780 shares of common stock held by the Johnson Revocable Trust, UAD 7/2/97, (ii) 10,000 shares of common stock owned by Mr. Johnson directly, and (iii) 47,360 shares of common stock underlying vested options.

(d)	Includes (i) 130,803 shares of common stock owned by Mr. Kilian directly and (ii) 7,400 shares of common stock underlying vested options

(e)	Includes (i) 512,394 shares of common stock owned by Mr. Lehmann directly and (ii) 29,600 shares of common stock underlying vested options.

(f)	Includes (i) 1,001,810 shares of common stock owned by the Mack Trust dated February 14, 2002 and (ii) 59,200 shares of common stock underlying vested options.

(g)	Includes (i) 269,202 shares of common stock held by the Peter T. Paul Living Trust, (ii) 34,895 shares of common stock held by the 2006 Paul Partnership, L.P., of which Mr. Paul is a limited partner, (iii) 6,000 shares of common stock owned directly by Mr. Paul, and (iv) 25,000 shares of common stock underlying vested options.

(h)	Includes (i) 223,805 shares of common stock owned by Mr. Sebastian directly and (ii) 25,000 shares of common stock underlying vested options.

(i)	The address of DePrince, Race & Zollo, Inc is 250 Park Avenue South, Suite 250, Winter Park, Florida 32789. Information as to beneficial ownership by DePrince, Race & Zollo, Inc. and its address as of December 31, 2007 is based solely on a filing relating to our common stock made by DePrince, Race & Zollo, Inc. with the SEC under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended. Such filing did not identify any natural persons with voting or investment power over the shares beneficially owned by DePrince, Race & Zollo, Inc.

(j)	The address of T. Rowe Price Associates, Inc. (“Price Associates”) is 100 E. Pratt Street, Baltimore, Maryland 21202. Information as to beneficial ownership by Price Associates and its affiliates and its address is as of December 31, 2007 is based solely on a filing relating to our common stock made by Price Associates and its affiliates with the SEC under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended. According to this filing, the securities are owned by various individual and institutional investors which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Act of 1934, Price Associates is deemed to be the beneficial owner of such securities; however Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(k)	The address of Wellington Management Company, LLP is 75 State Street Boston, Massachusetts 02109. Information as to beneficial ownership by Wellington Management Company, LLP and its affiliates and its address as of December 31, 2007 is based solely on a filing relating to our common stock made by Wellington Management Company, LLP with the SEC under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended. Such filing did not identify any natural persons with voting or investment power over the shares beneficially owned by Wellington Management Company, LLP.

Equity Compensation Plan Information

The following table provides information, as of December 31, 2007, with respect to compensation plans (including individual compensation arrangements) under which equity securities of the registrant are authorized for issuance.

	(a)		(b)	(c)
Plan Category	Number of Shares to be Issued upon Exercise of Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (excluding shares reflected in column(a))(1)
Equity compensation plans approved by stockholders	Options RSUs	2,384,890 1,943,336	$11.47 NA	2,830,332
Equity compensation plans not approved by stockholders		NA	NA	NA

Total		4,328,226	NA	2,830,332

(1)

Subject to the 2007 Equity Incentive Plan the maximum aggregate number of shares which may be issued pursuant to all awards is 4,000,000 shares, plus (i) any shares the Company purchases on the open market or through any share repurchase or share exchange program initiated by the Company unless the Administrator determines otherwise, and (ii) any units that would otherwise return to the JMP Group LLC 2004 Equity

Incentive Plan (the “2004 LLC Plan”) as a result of forfeiture, termination, surrender or expiration or other return to the Company of awards previously granted under the 2004 LLC Plan; provided, however, that such maximum aggregate number of shares shall be reduced by the number of units subject to awards made pursuant to the 2004 LLC Plan to the extent such awards exceed an aggregate of 2,960,000 units.

Certain Relationships and Related Transactions

Employment At Will

We do not have any employment agreements with any of our employees (including each of our named executive officers). We believe we benefit more by the employment-at-will approach we have maintained historically with the further protections we have in the partners’ exchange agreement described below.

Our typical employment arrangements with managing directors are as follows:

Base Salary. Each managing director is paid an annual base salary of $125,000, payable in semi-monthly installments. The amount of each managing director’s annual salary is subject to annual review by the Compensation Committee. In addition, a managing director may be awarded cash or equity as bonus in an amount determined in the sole discretion of the Compensation Committee. Institutional sales persons are compensated primarily by salaries plus quarterly commissions subject to a holdback.

As discussed in more detail above, we determined in the second quarter of 2008 to raise salaries for most of our non-commissioned managing directors, including our named executive officers from $125,000 to $200,000 per annum. However, we intend and anticipate that any bonus such persons receive will be granted in light of the increase in salary so that the overall compensation amounts per person and in the aggregate will remain consistent with amounts paid in prior periods.

Benefits. Each managing director, including our named executive officers, is entitled to participate in our group health, dental and life insurance plans, 401(k) savings plan and equity incentive plan.

Termination of Employment. In the event of any termination of employment by either that managing director (including our named executive officers) or us, the noncompetition, nonsolicitation, liquidated damages, transfer of client relationships and confidentiality provisions contained in the partners’ exchange agreement described below shall survive as described therein.

Partners’ Exchange Agreement

Persons and Shares Covered

As of the initial public offering, we entered into a partners’ exchange agreement with all of our managing directors (including each of our named executive officers). The shares covered by the partners’ exchange agreement include all shares of our common stock received by a managing director in exchange for his or her member interests (other than those purchased in our 2004 private offering) as of the completion of the initial public offering and shares received in exchange for or in respect of his or her shares through stock dividends, stock splits, reverse stock splits, spin-offs, split-ups, recapitalizations, combinations or exchanges of those shares. The shares of our common stock covered by the partners’ exchange agreement are referred to as covered shares.

Transfer Restrictions

Each managing director has agreed, among other things, to:

•

except as described below, not transfer, and to maintain sole beneficial ownership of, his or her covered shares for a period of four years after the completion of the initial public offering; provided, however, that each managing director who, in the reasonable judgment of our Executive Committee, continues to be actively engaged in our business, or who has resigned his or her employment and remains in compliance with the partners’ exchange agreement, may transfer up to 25%, 35% and 40%, respectively, of his or her covered shares following each of the second, third and fourth anniversaries of the completion of the initial public offering (which amounts shall include any shares sold in underwritten public offerings during the relevant period);

•	comply with the transfer restrictions relating to the covered shares imposed by the lock-up provisions of the underwriting agreement with respect to the initial public offering;

•

not transfer for two years following completion of the initial public offering, the common stock obtained by such managing director through the exercise of options granted by JMP Group LLC in 2005 and 2006; and

•	comply with other transfer restrictions relating to our shares of common stock when requested to do so by us and comply with our insider trading policies.

Transfers include, among other things, any disposition of the economic risks of ownership of covered shares, including short sales, option transactions and use of derivative financial instruments or other hedging arrangements with respect to our securities.

Sales Through Underwritten Public Offerings

Our Executive Committee may approve one or more underwritten public offerings to sell covered shares during the four-year transfer restrictions period, subject to the restrictions described below. Each managing director who, in the reasonable judgment of our Executive Committee, continues to be actively engaged in our business or has suffered a termination of employment resulting from a disability, or the heir or estate of any managing director who has died, may be allowed to participate in such an underwritten public offering on a pro rata basis with the covered shares of all other managing directors so participating, or on a lesser basis at his or her request or at the reasonable discretion of the underwriters. These underwritten public offerings will be subject to any other registration rights that we have granted or may in the future grant. Covered shares will also be subject to any underwriters’ lock-up then in effect.

In addition, subject to the approval of the Executive Committee, our managing directors may be allowed to participate in underwritten offerings effected by the Company for other purposes, subject to the limitations described above and certain other limitations.

The Executive Committee may approve requests by a managing director to transfer covered shares to certain permitted transferees such as family members or family trusts, provided that these transferees will be subject to the same transfer restrictions applicable to the managing directors under the partners’ exchange agreement.

Sales in Compliance With Rule 144 Under the Securities Act

Consistent with the transfer restrictions described above, and other than in compliance with the exceptions described above, managing directors generally will not be permitted to transfer covered shares during the four year restriction period following the completion of the initial public offering through sales effected in compliance with Rule 144 or otherwise. However, upon a termination of a managing director’s employment due to his or her death, his or her heirs or estate will be permitted to sell covered shares in compliance with Rule 144.

Compliance with Securities Laws

In addition to the restrictions above, managing directors must comply with applicable securities laws in connection with any transfer of our common stock and may need to deliver an opinion of counsel in connection with any transfer. All transfer restrictions applicable to a managing director under the partners’ exchange agreement terminate upon the death of such managing director or upon a change of control involving us.

Dividends

To the extent dividends are paid on covered shares while the managing director remains subject to the transfer restrictions of the partners’ exchange agreement, the managing director will be entitled to such dividends.

Voting

Each managing director will be entitled to full voting rights with respect to his or her covered shares.

Confidentiality

Each managing director is required to protect and use “confidential information” in accordance with the restrictions placed by us on its use and disclosure.

Noncompetition

Each managing director will agree that during the period ending 12 months after the date the managing director ceases to be employed by us (other than as a result of a termination of the managing director’s employment by us other than for cause), he or she may not:

•	form, or acquire a 5% or greater ownership, voting or profit participation interest in, any competitive enterprise; or

•

associate with any competitive enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity (i) which is similar or substantially related to any activity in which that managing director was engaged, in whole or in part, at our firm or (ii) for which that managing director had direct or indirect managerial or supervisory responsibility at our firm.

A “competitive enterprise,” is any business enterprise that engages in, or owns a significant interest in any entity that engages in any activity that competes directly or indirectly with the firm, including, without limitation, investment banking, underwriting, placement agent activities, public or private finance, financial advisory services, investment advice, merchant banking, asset or hedge fund management, private equity or other public or private investment funds, real estate investments, services or vehicles, securities research, brokerage, sales, lending, custody, clearance, settlement or trading, or any similar activities, services or products.

Nonsolicitation

During the period ending 12 months after the date a managing director ceases to be employed by us, that managing director may not, directly or indirectly, in any manner:

•

solicit any client with whom that managing director worked, or whose identity became known to him or her in connection with his or her employment with our firm, to transact business with a competitive enterprise or reduce or refrain from doing any business with our firm;

•	interfere with or damage any relationship between our firm and any client or prospective client; or

•	solicit any of our employees to apply for, or accept employment with, any competitive enterprise.

Transfer of Client Relationships

Each managing director is required, upon termination of his or her employment, to take all actions and do all things reasonably requested by us during a 90-day cooperation period to maintain for us the business, goodwill and business relationships with our clients with which he or she worked. To ensure the full focus and attention by such managing director during the 90-day period, the Executive Committee may determine to continue to pay such managing director his or her salary and require that they not accept any other employment or consulting engagement during such time.

Liquidated Damages

In the case of any breach of the confidentiality, noncompetition, nonsolicitation, transfer of client relationships, bankruptcy of a managing director or termination of the managing director’s employment by us for cause (which includes willful dereliction of duties, bad faith, profession negligence, breach of law, policy or applicable regulation and commission of certain crimes), the managing director will be liable for liquidated damages. The liquidated damages obligation of each managing director is secured by the covered shares owned by that managing director (including through indirect ownership and ownership through affiliated entities) at the time of the completion of the initial public offering.

Compensation

The partners’ exchange agreement includes a provision in which each managing director acknowledges our intention to maintain total compensation and benefits, including that payable to managing directors, but excluding equity awards made prior to and in connection with the initial public offering, will be approximately 60% of revenues each year, however we retain the discretion to change this percentage in the future.

Term and Amendment

The partners’ exchange agreement is in effect for ten years from the date of the completion of the initial public offering or until it is earlier terminated by us. A managing director seeking a waiver from, or amendment to, the partners’ exchange agreement generally requires our Executive Committee’s consent.

Pledge Agreements

Each of our managing directors entered into a pledge agreement securing the liquidated damages provisions in the partners’ exchange agreement by a pledge of the covered shares (including through indirect ownership and ownership through affiliated entities) at the time of the completion of the initial public offering. These pledges of our common stock will terminate on the earliest to occur of:

•	the death of the relevant managing director; or

•	proportionately with the lock-up expiration of 25%, 35% and 40%, respectively, on the second, third and fourth anniversaries of the date of the completion of the initial public offering.

The liquidated damages provisions in the partners’ exchange agreement are in addition to the forfeiture of any existing or future equity-based awards that may occur as a result of the breach of any provisions contained in those awards. The liquidated damages and pledge arrangements do not preclude us from seeking any injunctive relief to which we may be entitled for a breach of the relevant provisions.

Reorganization

We have historically conducted our business through a limited liability company, JMP Group LLC, and its consolidated subsidiaries JMP Securities and JMP Asset Management. Immediately prior to the completion of the initial public offering, we completed a corporate reorganization in order to have JMP Group Inc. succeed to the business of JMP Group LLC and its consolidated subsidiaries and to have the members of JMP Group LLC become stockholders of JMP Group Inc. In this reorganization, holders of all the outstanding membership interests of JMP Group LLC (including our named executive officers) exchanged such interests for shares of common stock of JMP Group Inc. at an exchange ratio of one-for-one. In addition, outstanding options to purchase Class B common interests of JMP Group LLC were converted into options to purchase shares of common stock of JMP Group Inc. As a result of the exchange, JMP Group Inc. became a holding company and JMP Group LLC a wholly-owned subsidiary of JMP Group Inc.

In connection with our corporate reorganization, we made distributions to the members of JMP Group LLC, on a pro-rata basis to all holders which included (i) distributions of all 2007 earnings generated prior to the completion of the corporate reorganization, (ii) distributions of $10.0 million related to earnings previously allocated to the members for periods prior to December 31, 2006 that had not yet been distributed, and (iii) distributions for estimated income tax obligations of the members attributable primarily to performance bonus accruals that were allocated as taxable income to the members upon the corporate reorganization.

In addition, we have agreed to indemnify our members, directors, officers and their representatives with respect to any action, existing or occurring at or prior to the closing of the initial public offering which may be brought against them and which arises out of or pertains to our plan of reorganization, the exchange agreement, the limited liability company agreement of JMP Group LLC or our corporate reorganization transactions, subject to applicable limitations.

Director and Officer Indemnification

We have entered into agreements that provide indemnification to our directors, officers and other persons requested or authorized by our Board of Directors to take actions on behalf of us for all losses, damages, costs and expenses incurred by the indemnified person arising out of such person’s service in such capacity, subject to the limitations imposed by Delaware General Corporation Law. This agreement is in addition to our indemnification obligations under our Bylaws as described in our initial public offering prospectus filed with the SEC on May 11, 2007.

Tax Indemnification Agreement and Related Matters

Since our predecessor operating entity, JMP Group LLC, operated in limited liability company form prior to the initial public offering, its members, rather than us, generally will be liable for adjustments to taxes (including U.S. federal and state income taxes) attributable to its operations prior to the initial public offering. In connection with the initial public offering, we entered into a tax indemnification agreement to indemnify the members of JMP Group LLC against certain increases in taxes that relate to activities of JMP Group LLC and its affiliates prior to the initial public offering. We did not agree to indemnify any member for any tax matters identified by us which would require the recording of a loss contingency upon the completion of the initial public offering. The tax indemnification agreement includes provisions that permit us to control any tax proceeding or contest which might result in being required to make a payment under the tax indemnification agreement.

Relationships with Our Directors and Executive Officers

Through JMP Asset Management, we manage a number of hedge funds and other investment vehicles. Certain of our officers, directors, employees and related persons have invested in these funds. Such investors may, and often do, invest on terms and conditions more favorable than the other investors in these funds.

The portfolio managers of our funds do not pay the management fees and incentive fees attributable to any of their personal investments in the funds that they manage that ordinarily would have been charged to an outside investor. Because our Chief Executive Officer is the portfolio manager of one of our funds during the year ended December 31, 2007, he did not pay $417,274 in fees which he otherwise would have been charged had he been an outside investor in the fund during that period. In addition, employees, including our named executive officers, typically pay one-half of the fees payable by an outside investor in such funds.

Other Transactions. Certain of our directors and officers and entities affiliated with our directors maintain brokerage accounts with us and maintain investments in investment funds that we manage. In addition, companies that our directors are investors in, or are directors or officers of, from time to time may engage in transactions with us, including, for example, retaining us with respect to the provision of investment banking services.

Review and Approval of Transactions with Related Persons

We attempt to analyze all transactions in which the Company (or our subsidiaries) participate and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors or executive officers, certain of our stockholders, and their respective immediate family members. As it relates to our employees, officers and directors, pursuant to our Code of Business Conduct and Ethics, which is available on our website at www.jmpg.com, a conflict of interest arises when personal interests interfere with the ability to act in the best interests of the Company. Pursuant to our Code of Business Conduct and Ethics, our employees are to disclose any potential conflicts of interest to the Chief Compliance Officer or such officer’s designees, who will advise the employee as to whether or not the Company believes a conflict of interest exists. Employees are also to disclose potential conflicts of interest involving their respective spouses, siblings, parents, in-laws, children, and members of their households. Non-employee directors are also to discuss any concerns with our Legal Department.

Policies and Procedures for Related Party Transactions

We have adopted a standard for approving any related party transactions, entitled Related Party Transaction Policies and Procedures. Pursuant to this policy, our executive officers and directors, including their immediate family members and affiliates, will not be permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, or other independent committee of our Board of Directors in the case where it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer or director, or any of such person’s immediate family members or affiliates, in which the amount involved exceeds $100,000, must first be presented to our Audit Committee or other independent committee for approval.

We believe that these policies and procedures collectively ensure that all related person transactions requiring disclosure under SEC rules are appropriately reviewed and approved or ratified.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008. We are submitting this appointment of independent registered public accounting firm for stockholder ratification at the Annual Meeting.

Neither applicable law nor our organizational documents require that our stockholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, however, the Audit Committee believes that it is consistent with good corporate practice to allow stockholders an opportunity to express their views on this appointment. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008, the Audit Committee will reconsider whether or not to continue the engagement of PricewaterhouseCoopers LLP. Even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee, in its discretion, may discontinue the engagement of PricewaterhouseCoopers LLP and engage different independent registered public accounting firms at any time during the year if it determines that such a change is necessary or appropriate at such time.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP for the audits and other services provided to the Company for the fiscal years 2007 and 2006.

Type of Fees	2007	2006
Audit Fees(1)	$368,112	$93,000
Audit-Related Fees(2)	1,341,786	62,000
Tax Fees(3)	102,000	75,724
All Other Fees	—	—

Total	$1,811,898	$230,724

(1)	Year end and quarterly audit fees for JMP Group Inc. and JMP Group LLC.
(2)	Audit services in connection with the initial public offering and audits for operating subsidiaries.
(3)	Consists primarily of tax compliance and planning.

Audit Committee Pre-Approval of Audit and Non-Audit Services

Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by our independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee. The Chairman is required to report any decisions to the Audit Committee at the next scheduled committee meeting.

Directors’ Recommendation

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted “FOR” ratification of the appointment.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership of, and transactions in, our common stock with the SEC within certain time periods following events giving rise to such filing requirements. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no such filings were required for such persons, the Company believes that all Section 16(a) filing requirements applicable to such officers, directors and 10% stockholders were met during 2007.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Compensation Committee Report,” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing.

Other Matters

At the date hereof, there are no other matters that the Board of Directors intends to present at the Annual Meeting. If other matters come before the Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

Stockholder Proposals for 2009 Annual Meeting of Stockholders

Stockholders who, in accordance with Rule 14a-8 under the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2009 Annual Meeting of Stockholders must submit their proposals to our Secretary on or before 120 days before the first anniversary of the date of release of this Proxy Statement. As the SEC rules make clear, simply submitting a proposal does not guarantee its inclusion.

In accordance with Section 2.9 of our Bylaws, for a matter not included in our proxy materials to be properly brought before the 2009 Annual Meeting of Stockholders, a stockholder’s notice of the matter the stockholder wishes to present must be delivered to our Secretary at 600 Montgomery Street, Suite 1100, San Francisco, California 94111 as follows:

1.	If the 2009 Annual Meeting is scheduled to take place within 30 days before or after the first anniversary date of the 2008 Annual Meeting, such notice shall be delivered not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we first mail our proxy materials for the 2008 Annual Meeting; or

2.	If the date of the 2009 Annual Meeting is changed more than 30 days from the first anniversary date of the 2008 Annual Meeting, such notice shall be delivered not less than 90 days nor more than 120 days prior to the date on which we first mail our proxy materials for 2009.

Assuming that the 2009 Annual Meeting occurs within 30 days before or after the first anniversary date of the 2008 Annual Meeting, any such notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to SEC Rule 14a-8) must be received no earlier than January 2, 2009 and no later than February 28, 2009.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to all of our directors and employees, including our principal executive officer, principal financial officer and other employees performing similar functions. A copy of this Code of Business Conduct and Ethics is available in the “Investor Relations—Corporate Governance” section of our website at www.jmpg.com.

Reporting of Concerns Regarding Accounting and Other Matters

We have adopted procedures for employees and other interested parties to communicate concerns regarding accounting, internal accounting controls or auditing matters to the Audit Committee of the Board of Directors and other matters to our independent directors. Such procedures are described in the “Investor Relations—Corporate Governance” section of our website at www.jmpg.com. An independent provider will initially receive and process communications and communications will be forwarded to Company management, who will evaluate and forward to the Audit Committee of the Board of Directors or to our independent directors as appropriate, depending on the facts and circumstances outlined in the communication.

Householding

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs.

If you and others who share your mailing address own our common stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one annual report and proxy statement from each company whose stock is held in such accounts. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it and a single copy of our proxy statement and annual report has been sent to your address.

We will promptly deliver separate copies of our proxy statement and annual report at the request of any stockholder who is in a household that participates in the householding of our proxy materials. You may send your request by mail to our Secretary, Janet L. Tarkoff, at JMP Group Inc., 600 Montgomery Street, Suite 1100, San Francisco, CA 94111 or by telephone at (415) 835-8900.

Communicating with the Board of Directors

Stockholders may communicate with the Board of Directors, or any committee or individual member of the Board of Directors, by writing to: Board of Directors, JMP Group Inc., 600 Montgomery Street, Suite 1100, San Francisco, CA 94111, Attn: Chief Legal Officer and Secretary. All such communications are reviewed by our Chief Legal Officer and then presented to our Board of Directors, a committee or an individual member of the Board of Directors, as applicable, at the subsequent regularly scheduled meeting of the Board of Directors.

By Order of the Board of Directors,

Janet L. Tarkoff

Chief Legal Officer and Secretary

San Francisco, California

April 25, 2008

JMP GROUP INC.

VOTE BY INTERNET—www.proxyvote.com

If you have elected to received these materials electronically, you may use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by JMP Group Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to JMP Group Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JMP GROUP INC.

The Board of Directors unanimously recommends

a vote “FOR” proposal numbers 1 and 2.

Proposal 1: Election of Directors – Election of seven (7) Members of the Board of Directors:		FOR	WITHHOLD	FOR	To withhold authority to vote for any
		ALL	ALL	ALL EXCEPT	individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
(01) Joseph A. Jolson	(05) Peter T. Paul
(02) Craig R. Johnson	(06) Edward J. Sebastian	☐	☐	☐
(03) Mark L. Lehmann	(07) Glenn H. Tongue
(04) Carter D. Mack

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	AGAINST	ABSTAIN
– To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered	☐	☐	☐
public accounting firm for the fiscal year ending December 31, 2008.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

IMPORTANT: Please sign exactly as your name appears hereon and mail it promptly even though you may plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by a duly authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS OF JMP GROUP INC.

600 Montgomery Street, Suite 1100

San Francisco, California 94111

This Proxy is Solicited on Behalf of the Board of Directors of the Company

The undersigned stockholder hereby appoints Joseph A. Jolson, Thomas B. Kilian and Janet L. Tarkoff, and each of them individually as proxies for the undersigned, each with full power of substitution for and in the name of the undersigned, to act for the undersigned and to vote, as designated on the reverse, all of the shares of common stock of JMP Group Inc. (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, or any adjournment or postponement of the meeting, to be held June 9, 2008 at 11:00 a.m. Pacific Time, at 600 Montgomery Street, Suite 1100, San Francisco, California 94111, to consider and act upon the matters as designated on the reverse side.

Unless otherwise specified in the boxes and space provided, the proxies shall vote in the election of directors for the nominees listed on the reverse side, for the other proposals listed on the reverse side and shall have discretionary power to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors has established the close of business on April 22, 2008 as the record date for the determination of the stockholders entitled to notice of and to vote at this Annual Meeting of Stockholders.

PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD AS SOON AS POSSIBLE

(continued and to be signed on the reverse side)